MELI Kaszek Pioneer Corp 8-K

Exhibit 99.1

Letter to MEKA Shareholders

Dear Shareholders,

On October 1st 2021, driven by the remarkable evolution of the Latin American technology ecosystem over the last decade, and the emergence of several world-class companies ripe for public markets, we launched MELI Kaszek Pioneer Corp (“MEKA”) with the conviction that, by capitalizing on MELI’s and Kaszek’s capabilities, we could play an instrumental role in helping some of these great, local technology champions access global capital markets and become successful public companies.

In order to turn this vision into reality, we put together a very innovative SPAC platform that fully aligned all involved parties with the creation of long-term sustainable value; one that combines a performance based sponsor promote that only vests if the combined company generates returns for investors, a warrantless structure to avoid added dilution to company’s shareholders, a minimum commitment by MELI and Kaszek to the potential PIPE that ensures capital formation, and a longer than customary lock-up period.

This win-win-win formula for our partner companies, shareholders and sponsors received an overwhelming endorsement from some of the most sophisticated investors in technology, who supported the MEKA IPO and its underlying investment thesis.

Four months into our journey, as we evaluate top-tier companies that MEKA can support in their efforts to continue financing their growing businesses through becoming publicly traded independent companies, we believe that our initial thesis not only remains intact, but has gained even more relevance, as capital markets show increased volatility and turn more selective.

On the one hand, the Latin American technology ecosystem consolidated its momentum with an unprecedented amount of private capital flowing into the region. According to preliminary data from the Association for Private Capital Investment in Latin America, or LAVCA, there was a total $15.3 billion worth of VC investments across more than 650 deals throughout 2021. This overall sum was greater than that of the preceding seven years combined and far outstripped the previous record of $4.9 billion set in 2019. Just in Q4 2021, investments totaled $3.7 billion, which is almost the same amount invested in the entire prior calendar year.

This phenomenon continues to fuel the expanding pool of companies becoming ready to access public capital markets in the following 12 to 24 months, with more than 30 companies having reached unicorn status in the region by end of 2021. Moreover, this growing wave of local companies comprise several business solutions that are compatible with our investment criteria and could benefit operationally and commercially from synergies with our sponsors´ businesses, across sectors such as FinTech, E-commerce, PropTech, EdTech, AdTech and SaaS, among others.

On the other hand, the outlook for these high-growth technology companies to pursue a traditional IPO has changed recently in the context of significantly more volatile financial markets, rising interest rates and high inflationary pressures. These factors have also adversely affected the current valuations of high-growth companies globally. Therefore, even though we believe that great businesses, the kind we are planning to partner with at MEKA, can access public markets almost anytime, this current scenario only enhances the unmatched value proposition that MEKA brings to these companies.

The combination of (i) MELI’s and Kaszek’s credibility endorsing winning stories - particularly those not obvious to foreign investors; (ii) access to a highly curated investor base and long-term believers of Latin America’s emerging technology ecosystem; (iii) a proven toolkit of resources to facilitate the transition to being a public company; and (iv) the potential business synergies with MELI to boost growth; constitutes an extremely compelling option for great companies to remain on track to go public de-risking potential adverse market conditions they may face.

Encouraged by this outlook, we are continuing to focus our disciplined search and negotiation efforts on relationships with great entrepreneurs who share our vision and are willing to take full advantage of all the merits that stem from a partnership with MEKA. We are enthused by the receptivity our proposals have received, and, more importantly, by the quality of the business opportunities we are exploring.

We remain confident in our thesis and in the significant long-term potential of the companies we are engaging with.

Sincerely,

/s/ Pedro Arnt	/s/ Hernan Kazah
Pedro Arnt	Hernan Kazah
Co-CEO	Co-CEO